Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genpact Limited:

We consent to the use of our report dated May 11, 2007, except as to Notes 1 and 20, which are as of July 13, 2007, with respect to the consolidated balance sheets of Genpact Global Holdings SICAR S.à.r.l. and subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for the years ended December 31, 2005 and 2006 and the combined statements of income, stockholders' equity and comprehensive income (loss), and cash flows of the Company's predecessor for the year ended December 31, 2004, included in the registration statement (No. 333-142875) on Form S-1 (as amended) of Genpact Limited which registration statement is incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated May 11, 2007, except as to Notes 1 and 20 which are as of July 13, 2007 contains an explanatory paragraph that states that prior to December 30, 2004, the business of Genpact Global Holdings SICAR S.à.r.l. (the “Company”) was conducted through various entities and divisions that were wholly owned by General Electric Company (GE) and that on December 30, 2004, in the 2004 Reorganization, GE transferred such operations to the Company and sold a 60% interest in the Company resulting in a change of control of the business. The acquisition was accounted for under the purchase method under Statement of Financial Accounting Standards No. 141, Business Combinations.  Consequently, the financial statements for the periods after the acquisition are presented on a new basis of accounting and are not directly comparable to the financial statements for the period prior to the acquisition.

KPMG

Gurgaon, India

March 31, 2008